EXHIBIT 10.17

AMENDMENT TO FINANCING AGREEMENT

This Amendment to Financing Agreement is made and entered into as of November 22, 2004 by and between Insignia Systems, Inc. and Itasca Business Credit, Inc.

The following changes amend the Financing Agreement dated September 16, 2004. In conjunction with this amendment, Insignia Systems, Inc. will be signing a Restated Revolving Note of even date in the principal amount of $1,500,000.00 subject to the original Financing Agreement as amended herein.

SECTION I.   Paragraph 1 of the Financing Agreement is amended in its entirety to read as follows:

At our request, you in your sole discretion may lend to us up to Eighty percent (80.0%) of the net amount of accounts which are listed in current schedules provided by us and which are deemed eligible for advances by you, or any greater or lesser percentage at your absolute discretion.. Loans for additional sums requested by us may be made at your sole discretion based upon your valuation of other collateral or other factors. All borrowings pursuant hereto shall be due on demand and shall be evidenced by a Restated Revolving Note dated November 22, 2004 herewith payable to your order.

SECTION II.   Paragraph C of the Financing Agreement is amended in its entirety to read as follows:

                C.    There will be a net minimum interest charge payable to Lender of $2,500.00 per month. Borrower further agrees that if this agreement is terminated under Section VIII hereof, regardless of the date of such termination, the total charges which shall have been paid or which shall be payable net to Lender, shall not be less than $2,500.00 each month until April 30, 2006.

ITASCA BUSINESS CREDIT, INC. Secured Party		INSIGNIA SYSTEMS, INC. Debtor

By:	/s/ Gary Peters	By:	/s/ Scott F. Drill

Name:	Gary Peters	Name:	Scott F. Drill
Title:	Vice President	Title:	President